Exhibit 10.6

DEERE & COMPANY

VOLUNTARY DEFERRED COMPENSATION PLAN

Adopted 28 August 1985
Amended 11 December 1986
Amended 26 May 1993 – Effective 1 July 1993
Amended 7 December 1994 – Effective 1 January 1995
Amended 4 December 1996 – Effective 1 January 1997
Amended 26 August 1998
Amended by Supplement 30 August 2006
Amended and Restated 13 2007 – Effective 1 January 2008

Amended 28 January 2014 – Effective 1 November 2013

Amended 30 October 2015 – Effective 1 November 2015

Amended 31 October 2016 – Effective 1 November 2015

Amended 31 October 2017 – Effective 1 November 2016

Amended 31 October 2018 – Effective 1 November 2017

Amended: 31 October 2019 – Effective 1 November 2018

Amended: 31 October 2020 – Effective 1 November 2019

Amended: 31 October 2021 – Effective 1 November 2020

Amended: 31 October 2022 – Effective 1 November 2021

Amended: 31 October 2023 – Effective 1 November 2022

(For special rules applicable to deferrals after 2004

see the supplement beginning on page 12)

TABLE OF CONTENTS

Page

Section 1.   Establishment and Purpose

1.1Establishment1

1.2Purpose1

Section 2.   Definitions

2.1Definitions2

2.2Gender and Number3

Section 3.   Eligibility for Participation

3.1Eligibility3

Section 4.   Election to Defer

4.1Deferral Amount3

4.2Deferral Period and Payment Method4

4.3Irrevocable Elections5

Section 5.   Deferred Accounts

5.1Participant Accounts5

5.2Growth Additions5

5.3Return on Participant Accounts6

5.4Effect on other Company Benefits7

5.5Charges Against Accounts7

5.6Contractual Obligation7

5.7Unsecured Interest7

Section 6.   Payment of Deferred Amounts

6.1Payment of Deferred Amounts8

6.2Financial Hardship8

Section 7.   Beneficiary

7.1Beneficiary8

Section 8.   Rights of Employees, Participants

8.1Employment9

i

TABLE OF CONTENTS

Page

8.2Nontransferability9

Section 9.   Administration

9.1Administration9

Section 10.   Amendment, Modification and Termination of the Plan

10.1Amendment, Modification and Termination of the Plan11

Section 11.   Merger or Consolidation

11.1Merger or Consolidation11

Section 12.   Requirements of Law

12.1Requirements of Law11

12.2Governing Law11

Section 13.   Withholding Taxes

13.1Withholding Taxes12

Section 14.   Effective Date of the Plan

14.1Effective Date12

SUPPLEMENT APPLICABLE TO DEFERRALS AFTER 2004

ii

DEERE & COMPANY

VOLUNTARY DEFERRED COMPENSATION PLAN

Section 1.  Establishment and Purpose
1.1Establishment.  Deere & Company, a Delaware corporation, hereby establishes effective as of November 1, 1985, a deferred compensation plan for executives as described herein, which shall be known as the DEERE & COMPANY VOLUNTARY DEFERRED COMPENSATION PLAN (hereinafter called the “Plan”).
1.2Purpose.  The purpose of this Plan is to provide a means whereby cash incentive awards, including performance bonus, cash bonus and profit sharing awards, or any other compensation determined by the Committee to be subject hereto, and base salary payable by the Company to key personnel may be deferred for a specified period.

Section 2.  Definitions
2.1Definitions.  Whenever used hereinafter, the following terms shall have the meaning set forth below:
(a)“Board” means the Board of Directors of the Company.
(b)“Committee” means the Board Committee on Compensation of the Board.
(c)“Company” means DEERE & COMPANY, a Delaware corporation.
(d)“Employee” means a regular salaried key employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.
(e)“Fiscal Year” means the 12-month period beginning November 1 and ending October 31.
(f)“Investment Return” means any growth additions determined pursuant to Section 5.2 and any return (positive or negative) attributable to Notional Investments determined pursuant to Section 5.3.
(g)“Moody’s Rate” means the Moody’s “A” rated Corporate Bond Rate.
(h)“Notional Investment Option” means the mutual funds and other investment vehicles designated by the Committee to be used to measure the return (positive or negative) to be attributed to deferred amounts.
(i)“Participant” means an Employee designated by the Committee to participate in this Plan.
(j)“Prime Plus Two” means, as of any date of determination prior to 1 October 2022, the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% as of the last day of the preceding quarter. As of any date of determination on or after 1 October 2022, the average of prime rate (as determined by the Federal Reserve Statistical Release) plus 2% for the month immediately preceding the month for which such rate shall be credited to the Account balances.
(k)“Recordkeeper” means the entity which the Company has selected to recordkeep the Voluntary Deferred Compensation Plan.
(l)“Subsidiary” means any corporation, a majority of the total combined voting power of all classes of stock of which is directly or indirectly owned by the Company.

(m)“Transition Date” means 7 October 2016.
2.2Gender and Number.  Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3.  Eligibility for Participation
3.1Eligibility.  Participation in the Plan shall be limited to those Employees of the Company or any Subsidiary who are key to the Company's growth and success and who are designated as Participants by the Committee.  In the event an Employee no longer meets the requirements for Participation in this Plan, he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he again becomes an active Participant.
Section 4.  Election to Defer
4.1Deferral Amount.
(a)Any Participant may elect to defer any part (in 5% increments up to 95%) of an award to be paid under the provisions of the John Deere Performance Bonus Plan.  Such election must be made in writing prior to the beginning of the Fiscal Year upon which the award is based.  Notwithstanding the Participant's election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant's elected deferral in 5% increments until the withholding taxes are covered.
(b)Any Participant may elect to defer any part (in 5% increments up to 95%) of base salary.  Such election must be made in writing prior to the beginning of the calendar quarter in which the deferrals are to commence and shall remain in effect for all remaining calendar quarters of the calendar year.  The deferral percent may be increased in subsequent calendar quarters, but may not be decreased.  Notwithstanding the Participant's election, enough salary must be paid in cash to cover all withholding taxes and Participant payroll elections, such as health care premiums, Deere PAC, United Way, Optional Life Insurance, etc.  If not, the Company shall be authorized to reduce the Participant's elected deferral in 5% increments until the withholding taxes and the Participant's payroll elections are covered, and the reduced deferral percent shall remain in effect until the beginning of the next calendar quarter, at which time it shall revert to the Participant's stated deferral percent subject to the same reduction potential.

Notwithstanding amounts elected by the Participant for deferral from the John Deere Performance Bonus Plan award, the total deferred portion shall not be less than $1,000 in any given calendar year.  In the event the total deferred amount is less than $1,000, it shall be paid pursuant to the normal payout schedule for the John Deere Performance Bonus Plan.

Amounts of less than $1,000 per calendar quarter shall not be deferred from salary.

(c)Any Participant may elect to defer any part (in 5% increments up to 95%) of a Bonus Award to be paid in cash under the provisions of the John Deere Equity Incentive Plan and any other cash incentive award that is authorized by the Committee to be deferred pursuant hereto.  Such election must be in writing prior to the beginning of the calendar year in which such award would otherwise become payable.  Notwithstanding the Participant's election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant's elected deferral in 5% increments until the withholding taxes are covered.

4.2Deferral Period and Payment Method.  If the Participant defers any amount pursuant to Section 4.1, the Participant shall also designate the period and payment method for the deferral in the election.  Payments of the deferral amounts, plus any Investment Return thereon, shall be made on the date or dates specified by the Participant in the election.  However, if death, total and permanent disability, or termination (other than retirement) occurs before retirement, all remaining deferrals plus any Investment Return, shall be distributed as a single lump sum payment in January of the calendar year following the date of such death, disability or termination.

In all other cases, the distribution must begin on a date specified by the Participant in the election (whether the distribution is scheduled to begin before or after the date of retirement) but no later than ten years following the date of retirement. The Participant may elect to have distribution made in up to ten annual installments from the date distribution is to begin, but such distribution must be completed within ten years following retirement.

If the Participant wishes to designate a distribution after retirement, the Participant may designate in the election that distribution shall begin at retirement or begin at a specified point in time, or during a specified month, following the date of retirement, (Example #1: Distribution to begin three months after retirement. Example #2: Distribution to begin the January of the year following retirement.)

4.3Irrevocable Elections.  The elections in Sections 4.1 and 4.2 are irrevocable and may not be modified or terminated by the Participant or his beneficiary.

Section 5.  Deferred Accounts
5.1Participant Accounts.  The Recordkeeper shall establish and maintain a bookkeeping account for each Participant, to be credited as of the date the cash incentive award or salary is actually deferred.  While the John Deere Performance Bonus Plan or John Deere Equity Incentive Plan deferral will be credited to the Participant's account when deferred as stated above, deferrals credited on or prior to 31 December 2016 will not begin earning growth additions under Section 5.2 until the first day of the succeeding calendar quarter following the date of deferral.  Deferrals credited after 31 December 2016 will not be eligible for growth additions and instead will be allocated to Notional Investment Options as provided in Section 5.3.  While the performance of the Notional Investment Options identified in Section 5.3 will be used to determine the rate of return (positive or negative) to be credited to a Participant’s account, a Participant’s account will not actually be invested in any of such Notional Investment Options
5.2Growth Additions.
(a)For periods ending on the Transition Date, each Participant's account shall be credited on the first day of each calendar quarter with a growth addition computed on the balance in the account as of the last day of the immediately preceding quarter.  The growth addition shall be equal to said account balance multiplied by a growth increment. The method for determining the growth increment shall be determined from time to time by the Committee.  For deferrals made through calendar 2009, interest is credited at Prime Plus Two. For deferrals made after 31 December 2009 and before 1 January 2017, growth additions are credited based on the Moody’s Rate.
(b)For periods beginning on or after the Transition Date, a Participant’s account shall be credited on the first day of each calendar quarter with a growth addition in the manner provided in the Section 5.2(a), except that the growth addition shall be credited only on the portion of the Participant’s account that is not allocated to other Notional Investment Options pursuant to Section 5.3 as of the last day of the immediately preceding calendar quarter.
(c)For periods beginning on October 1, 2022, a Participant’s account shall be credited daily with a growth addition in the manner provided in the Section 5.2(a), except that the growth addition shall be credited only on the portion of the Participant’s account that is not allocated to other Notional Investment Options pursuant to Section 5.3 as of the preceding day.
5.3Return on Participant Accounts.
(a)For periods beginning on the Transition Date, the Committee has established the Notional Investment Options listed on Schedule A which shall be available for exchanges and future contributions.  The Committee may from time to time in its discretion modify the list of Notional Investment Options set forth on Schedule A and, as so modified, such list shall constitute the Notional Investment Options available for exchanges and future contributions occurring after the effective date of such modification.  A Participant may reallocate the Participant’s account balance among the available Notional Investment Options on a daily basis pursuant to procedures established by the Committee. If a Participant fails to allocate the Participant’s account balance among the Notional Investment Options, the Participant’s deferrals on or after October 1, 2022 shall be allocated to the BTC LifePath Fund that is closest to the Participant’s 65th birthday, until modified by the Participant in accordance with this Section 5.3.
(b)Unless otherwise determined by the Committee, neither Prime Plus Two nor the Moody’s Rate shall be available as a Notional Investment Option for amounts deferred after 31 December 2016.  All such deferrals shall instead be allocated to one or more Notional Investment Options pursuant to a Participant’s election made pursuant to paragraph (a) above and shall thereafter be available for reallocation as specified therein.  With respect to amounts deferred before 1 January 2017: (I) no such amount (including return thereon) that has been allocated from Prime Plus Two to another Notional Investment Option may be reallocated to Prime Plus Two at any time;  (II) no such amount (including return thereon) that has been allocated from the Moody’s Rate to another Notional Investment Option may be reallocated to the Moody’s Rate after 31 December 2016; and (III) effective October 1, 2022, the rate of return for amounts allocated to the Moody’s Rate or the Prime Plus Two shall be credited daily based on the rate for the month immediately preceding the month for which the rate shall be credited.
(c)A Participant’s account shall be credited (or debited) with returns (positive or negative) on the Notional Investment Options to which the Participant’s account is allocated.  The Recordkeeper shall from time to time calculate each Participant’s account value based on the Participant’s deferred amounts and elections with respect to the deemed allocation of the Participant’s account among the Notional Investment Options available to the Participant. Such calculation will be based on the best information available to the Recordkeeper as of the date of determination, which information may include estimates.
(d)The Committee may, from time to time, change the Notional Investment Options available to Participants. Nothing in the Plan shall be construed to confer on a Participant the right to continue to have any particular Notional Investment Option available for purposes of measuring the value of the Participant’s account.
(e)The value of a Participant’s account is subject to risk at all times based upon the performance of the Notional Investment Options to which the Participant’s account is allocated. If the value of a Participant’s Notional Investment Options decreases in the future, the value of the Participant’s account may be lower than the Participant’s original deferred amounts. Although a Participant will not be an investor in the elected Notional Investment Options, a Participant’s account will be subject to gains and losses attributable to the performance of the elected Notional Investment Options. Payment of the Participant’s account is also subject to the risks associated with the Participant’s status as an unsecured general creditor of the Company as described in Section 5.7.
5.4Effect on other Company Benefits. Salary, cash incentive awards or bonus deferred pursuant to Section 4.1 of this Plan shall not decrease in any way benefits provided under any other Company sponsored benefit plan.  In the event deferrals under this Plan decrease benefits payable under any qualified retirement plan or limit deferrals under any qualified defined contribution plan, such decrease or limit shall be restored by immediate participation in the John Deere Supplementary Pension Plan or the Defined Contribution Restoration Plan.
5.5Charges Against Accounts.  There shall be charged against each Participant's account any payments made to the Participant or to his beneficiary in accordance with Section 6 hereof.
5.6Contractual Obligation.  It is intended that the Company is under a contractual obligation to make payments from a Participant's account when due.  Account balances shall not be financed through a trust fund or insurance contracts or otherwise unless owned by the Company.  Payment of account balances shall be made out of the general funds of the Company.
5.7Unsecured Interest.  No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 6.  Payment of Deferred Amounts
6.1Payment of Deferred Amounts.  Payment of a Participant's deferred salary or cash incentive award, plus any Investment Return attributable thereto, shall be paid in a lump sum or in approximately equal annual installments, in the manner elected by the Participant under Sections 4.1 and 4.2 of this Plan.
6.2Financial Hardship.  The Committee, at its sole discretion, may alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship.  In such event, the Committee may:
(a)provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump sum cash payment,
(b)provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum, or
(c)provide for such other installment payment schedules as it deems appropriate under the circumstances,

as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

Severe financial hardship will be deemed to have occurred in the event of the Participant's impending bankruptcy, a dependent's long and serious illness, other events of similar magnitude or the invalidation of a deferral election by the Internal Revenue Service. The Committee's decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

Section 7.  Beneficiary
7.1Beneficiary.  A Participant may designate a beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him.  All designations shall be made with the Recordkeeper.  If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distribution, the designation shall vest in the beneficiary all of the distributions whether payable before or after the beneficiary's death, and any distributions remaining upon the beneficiary's death shall be made to the beneficiary's estate.

A Participant may from time to time during his lifetime change his beneficiary or beneficiaries on file with the Recordkeeper. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event, the term “beneficiary” shall include his estate.

Section 8.  Rights of Employees, Participants
8.1Employment.  Nothing in this Plan shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Employee's or Participant's employment at any time, nor confer upon any Employee or Participant any right to continue in the employ of the Company or any of its Subsidiaries.
8.2Nontransferability.  No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge and bankruptcy.  In the event of a Participant's death, payment of any amounts due under this Plan shall be made to the Participant's designated beneficiary, or in the absence of such designation, to the Participant's estate.

Section 9.  Administration
9.1Administration.  The Committee shall be responsible for the administration of the Plan.  The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interest of the Company, to determine the Notional Investment Options to be offered under the Plan and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  The Committee shall determine, within the limits of the express provisions of the Plan, the Employees to whom, and the time or times at which, participation shall be extended, and the amount which may be deferred.  In making such determinations, the Committee may take into account the nature of the services rendered by such Employees or classes of Employees, their present and potential contributions to the Company's or its Subsidiaries' success and such other factors as the Committee in its discretion shall deem relevant.  The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final and shall be binding and conclusive for all purposes and upon all persons.

Section 10.  Amendment, Modification and Termination of the Plan
10.1Amendment, Modification and Termination of the Plan.  The Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan, provided, however, that no such action of the Committee, without approval of the Participant, may adversely affect in any way any amounts already deferred pursuant to Section 4.1 of this Plan.
Section 11.  Merger or Consolidation
11.1Merger or Consolidation.  If the Company shall be involved in a dissolution, liquidation, merger, or consolidation in which the Company and its Subsidiaries are not the surviving corporation, the Committee may:
(a)terminate the Plan, and all amounts deferred, plus interest additions shall become immediately payable in full, not withstanding any other provisions to the contrary, or
(b)permit the Plan to continue, making any necessary adjustments or modifications to reflect any impact of the dissolution, liquidation, merger, or consolidation, as determined by the Committee.

Amounts calculated under either (a) or (b) above shall be paid in full as soon as practicable following any termination of the Plan.

Section 12.  Requirements of Law
12.1Requirements of Law.  The payment of cash pursuant to this Plan shall be subject to all applicable laws, rules, and regulations, and shall not be made except upon approval of proper government agencies as may be required.
12.2Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois.

Section 13.  Withholding Taxes
13.1Withholding Taxes.  The Company shall have the right to deduct from all payments under this Plan an amount necessary to satisfy any Federal, state, or local withholding tax requirements.
Section 14.  Effective Date of the Plan
14.1Effective Date.  The Plan shall become effective as of November 1, 1985.

SUPPLEMENT TO
DEERE & COMPANY
VOLUNTARY DEFERRED COMPENSATION PLAN
APPLICABLE TO AMOUNTS DEFERRED AFTER DECEMBER 31, 2004

The following provisions will apply only to amounts deferred under the Plan after December 31, 2004 and not to amounts deferred under the Plan that were both earned and vested before January 1, 2005. Amounts deferred under the Plan prior to January 1, 2005 will be subject to the terms of the Plan without regard to this supplement. Except to the extent amended hereby, the terms of the Plan shall continue to apply to amounts deferred pursuant to the Plan.

1.The following definitions are added to Section 2 (Definitions).

2.1(b)

“Change in Control Event” means a change in ownership, a change in effective control, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of the default rules under Section 409A.

2.1(e)

“Disability” means a participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a disability or an accident and health plan covering employees of the Company.

2.1(i)

“Retirement” means a Separation from Service by a Participant who is then eligible for a normal retirement benefit or an early retirement benefit within the meaning of the terms of the John Deere Pension Plan for Salaried Employees in effect as of 1 January 2007.

2.1(j)	“Section 409A” means Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder.
2.1(k)	“Section 409A Compliance” shall have the meaning ascribed to such term in Section 8.3.
2.1(l)

“Separation from Service” means, with respect to a Participant, a separation from service within the meaning of the default rules of Section 409A; provided that for purposes of determining which entities are treated as a single “service recipient” with the Company, the phrase “at least 20 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in

Sections 1563(a)(1), (2) and (3) of the Code and Section 1.414(c)-2 of the Treasury Regulations, as permitted under Section 1.409A-1(h)(3) of the Treasury Regulations

2.1(n)

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant or his spouse, dependent (within the meaning of Section 152 of the Code, but without giving effect to Section 152(b)(1), (b)(2) and (d)(1)(B) (“Dependent”)), (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), (iii) the imminent foreclosure of or eviction from the Participant’s primary residence, (iv) the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, (v) the need to pay for the funeral expenses of a spouse, Dependent or beneficiary, or (vi) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The purchase of a primary residence and the payment of college tuition shall not constitute Unforeseeable Emergencies.

2.  Subsections 2.1(b) and (c) are renumbered as 2.1(c) and (d), respectively.

3.Subsection 2.1(d) is renumbered as 2.1(f).

4.Subsection 2.1(e) is renumbered as 2.1(h).

5.Subsection 2.1(f) is renumbered as 2.1(m).

6.Section 4 (Election to Defer) is restated in its entirety as follows:

4.1Deferral Amount

(a)

Any Participant may elect to defer any part (in 5% increments up to 95%) of an award to be paid under the provisions of the John Deere Short-Term Incentive Bonus Plan.  Such election must be made in writing prior to the beginning of the Fiscal Year upon which the award is based.  Notwithstanding the Participant's election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant's elected deferral in such amount as is necessary to satisfy all applicable withholding taxes.

(b)

Any Participant may elect to defer any part (in 5% increments up to 70%) of base salary beginning with the first calendar quarter of each year. Such election must be made in writing prior to the beginning of the calendar year in which the deferrals are to commence and shall remain in effect for the remainder of the calendar year. Notwithstanding the Participant's election, enough salary must be paid in cash to cover all withholding taxes. If not, the Company shall be authorized to reduce the Participant's elected deferral in such amount as is necessary to satisfy all applicable withholding taxes, and the reduced deferral percent shall remain in effect until the beginning of the next pay period, at which time it shall revert to the Participant's stated deferral percent subject to the same reduction potential.

(c)

Any Participant may elect to defer any part (in 5% increments up to 95%) of any other cash incentive award that is authorized by the Committee to be deferred pursuant hereto.  Such election must be in writing (i) in the case of non-performance-based compensation or compensation for services performed for less than 12 months, not later than the close of the Participant’s taxable year preceding the taxable year in which services related to the award are performed; or (ii) in the case of performance-based compensation (as determined by the Committee pursuant to Section 409A) based on services performed over a period of at least 12 months, prior to the close of the Fiscal Year immediately preceding the calendar year of payment but in no event later than 6 months before the end of the performance period.  Notwithstanding the Participant's election, enough of the award must be paid in cash to cover all withholding taxes.  If not, the Company shall be authorized to reduce the Participant's elected deferral in such amount as is necessary to satisfy all applicable withholding taxes.

(d)

Any Participant that first becomes eligible to participate in the Plan during a calendar year may, within thirty days following the Participant’s earliest eligibility date, irrevocably elect to defer the compensation described in Sections 4.1(a) – (c) to the extent that the compensation is attributable to services performed after the effective date of the deferral election. The effective date of the deferral election described in the preceding sentence shall be the first day of the month immediately following the date that is thirty days after the Participant’s earliest eligibility date.

4.2

Deferral Period and Payment Method.  If the Participant defers any amount pursuant to Section 4.1, the Participant shall also designate the period and payment method for the deferral in the election.  The Participant may elect to have distribution made in a lump sum or in up to ten annual installments, provided that the payments must in either case be completed within (i) ten years following the year to which the deferral relates, with respect to an election made on or after October 1, 2022 to designate a specific date for the commencement of payment or (ii) ten years following the year of Retirement, with respect to an election to designate the commencement of payment upon or following Retirement.  Payments of the deferral amounts, plus any Investment Return thereon, shall commence on the first business day of the calendar quarter specified by the Participant in the election; provided, however, that if the Participant elects for the distribution to begin after Retirement, payment of the deferral amounts, plus any Investment Return thereon, shall commence on the first business day of the third or later calendar quarter (as elected by the Participant) following the calendar quarter of Retirement.

Notwithstanding the Participant’s deferral election, if death, Disability or Separation from Service occurs before Retirement, all remaining deferrals plus any Investment Return, shall be distributed as a single lump sum payment in January of the calendar year following the date of such death,  Disability or Separation from Service.  Additionally, no distribution upon Separation from Service (including upon Retirement or other termination but excluding upon Disability or death)  may be made before the first business day of the first calendar quarter that begins at least six (6) months after such Participant’s date of Separation from Service, or, if earlier, the date of the Participant’s death, and any distribution that would be made but for application of this provision shall instead be aggregated with, and paid together with, the first distribution scheduled to be made after the end of such six-month period (or, if earlier, the date of the Participant’s death).

4.3

Irrevocable Elections.  The elections in Sections 4.1 and 4.2 shall become irrevocable on the day prior to the beginning of the Fiscal Year or calendar year, as applicable, and may not be modified or terminated with respect to such Fiscal Year or calendar year by the Participant or his beneficiary.  Elections that provide for distributions to begin after Retirement (but not elections that provide for distributions to begin in a calendar quarter specified by the Participant) shall also apply to each succeeding Fiscal Year or calendar year, as applicable, until such election is modified or terminated as provided in the following sentence.  A Participant may modify or discontinue such deferrals, or may change his or her investment choices, for future Fiscal Years or calendar years by providing an irrevocable written election delivered to the Company not later than the close of the Fiscal Year or calendar year preceding the Fiscal Year or calendar year in which the changes are to take effect. Elections that provide for distributions to begin in a calendar quarter specified by the Participant shall apply only to amounts deferred during the Fiscal Year or calendar year with respect to which such election is made.  Notwithstanding anything in this Section 4.3 to the contrary, the deferral elections described in Section 4.1(d) shall become irrevocable on the 30th day following the Participant’s earliest eligibility date.

7.Subsection 5.1 (Deferred Accounts - Participant Accounts) is amended by changing the phrase “John Deere Equity Incentive Plan” to “John Deere Mid-Term Incentive Bonus Plan”.

8.Subsection 6.2 (Payment of Deferred Amounts - Unforeseeable Emergency) is restated in its entirety as follows:

6.2

Unforeseeable Emergency.  The Committee, at its sole discretion, may alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Committee, the occurrence of an Unforeseeable Emergency.  In such event, the Committee may:

(a)	provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump sum cash payment, or
(b)	provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum,

as long as, as determined under regulations of the Secretary of the United States Treasury, the amount distributed shall not be in excess of that amount which is reasonably necessary to satisfy the Unforeseeable Emergency (which may include amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s)), after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan and any other plan that would be aggregated with the Plan for purposes of Section 409A.  If a Participant requests and receives a distribution on account of Unforeseeable Emergency, the Participant’s deferrals under the Plan shall cease and his elections under the Plan shall be canceled.  Any new deferral election following cancellation of a prior deferral election due to Unforeseeable Emergency shall be subject to the timing requirements of Sections 4.1 and 4.2  and Section 409A.

The Committee's decision in passing on the occurrence of an Unforeseeable Emergency for the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

9. Subsection 8.3 (Rights of Employees, Participants - No Acceleration of Distributions) is added as follows:

8.3	No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under the Plan, except as would not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

10.Section 10.1 (Amendment, Modification and Termination of the Plan) is amended by adding thereto:

“If the Plan is terminated, the Participant’s account shall be paid in accordance with time and form of payment otherwise specified hereunder, provided that the Board of Directors or the Committee, in its discretion and in full and complete settlement of the Company’s obligations under this Plan, may cause the Company to distribute the full amount of a Participant’s account to the Participant in a single lump sum to the extent that such distribution may be effected in a manner that will not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.”

In addition, there is added immediately following Section 10.1 a new Section 10.2 (Section 409A Amendments) as follows:

“10.2Section 409A Amendments.  Notwithstanding any provision in this Plan to the contrary the Board, the Committee or the Vice President of Human Resources of the Company shall have the unilateral right to amend or modify the Plan to the extent the Board, the Committee or the Vice President of Human Resources of the Company deems such action to be necessary or advisable to avoid the imposition on any person of adverse or unintended tax consequences under Section 409A, including recognition of income in respect of any benefits under this Plan before such benefits are paid or the imposition of additional taxes, penalties or interest.  Any determinations made by the Board, the Committee, or the Vice President of Human Resources of the Company under this Section 10.2 shall be final, conclusive and binding on all persons.”

11.Section 11 (Merger or Consolidation) is restated in its entirety as follows:

Section 11. Change in Control

11.1	Change in Control. If the Company shall experience a Change in Control Event, the Committee may:
(a)

terminate the Plan and all other plans of the same type that would be aggregated with the Plan under Section 409A within the twelve months following the Change in Control Event, and all amounts deferred, plus interest additions shall be distributed in full as soon as practicable, but in no event later than twelve months, following the date the aggregated plans are terminated, notwithstanding any other provisions to the contrary; or

(b)

permit the Plan to continue, making any necessary adjustments or modifications to reflect any impact of the Change in Control Event, as determined by the Committee; provided that such adjustments or modifications do not result in the imposition on any person of additional taxes, penalties or interest under Section 409A.

SCHEDULE A

Notional Investment Options

BTC LIFEPATH RET G

BTC LIFEPATH 2025 G

BTC LIFEPATH 2030 G

BTC LIFEPATH 2035 G

BTC LIFEPATH 2040 G

BTC LIFEPATH 2045 G

BTC LIFEPATH 2050 G

BTC LIFEPATH 2055 G

BTC LIFEPATH 2060 G

BTC LIFEPATH 2065 G

S & P 500 STOCK INDEX, CLASS F

SMALL/MID STOCK INDEX, CLASS F

INTERNATIONAL STOCK INDEX, CLASS F

U.S. TIPS BOND INDEX, CLASS F

U.S. BOND INDEX, CLASS F

COMMODITY INDEX, CLASS F

REAL ESTATE INDEX, CLASS F

FIDELITY GROWTH COMPANY COMMINGLED POOL CLASS #3

BOSTON PARTNERS LARGE CAP VALUE FUND SHARE CLASS E

QMA US SMALL CAP CORE EQUITY FD CL

INTERNATIONAL STOCK INDEX CLASS F (Replaced on December 17,2020)

U.S. EQUITY FUND (effective November 1, 2023

ALLSPRING EMERGING MARKETS EQUITY CIT E2

CIT-ALLSPRING ENHANCED CORE BOND E2

FIDELITY® INVESTMENTS MONEY MARKET FUNDS GOVERNMENT PORTFOLIO INSTITUTIONAL CLASS